Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

FIRST QUARTER 2013 FINANCIAL RESULTS

ITASCA, IL, April 30, 2013 — Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter ended March 31, 2013. A printer-friendly format and supplemental quarterly data is available at www.ajg.com. For a description of the non-GAAP measures used to report financial results in this earnings release, please see “Information Regarding Non-GAAP Measures” beginning on page 6.

“We had an excellent start to 2013” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “In the first quarter, our combined Brokerage and Risk Management segments posted 16% growth in adjusted total revenues, 6.0% organic growth in base commission and fee revenues, 24% growth in adjusted EBITDAC and adjusted EBITDAC margins improved by 107 basis points.”

•

Our Brokerage segment had an outstanding quarter. Adjusted total revenues were up 19%, base organic commission and fee revenues grew 4.8%, adjusted EBITDAC was up 28% and adjusted EBITDAC margins were up 130 basis points. We also completed another four acquisitions with annualized revenues of $5 million.

•

Our Risk Management segment had an excellent quarter. Excluding the New Zealand earthquake claim-settling unit and the South Australia ramp up fees, adjusted total revenues were up 11%, organic fees were up 10.8%, adjusted EBITDAC was up 13% and our adjusted EBITDAC margins improved by 30 basis points.

•	We made steady progress in rolling-out our clean energy investments.

“In the first quarter, we saw carriers continuing to ask for rate increases and our clients being cautiously optimistic about their business prospects. We also saw returns from our efforts to raise quality and increase productivity in our own businesses. Across the board, our operating units showed solid organic growth and improved margins.”

The following provides non-GAAP information that management believes is helpful when comparing 2013 revenues, EBITDAC and diluted net earnings (loss) per share with the same period in 2012:

Quarter Ended March 31							Diluted Net Earnings
	Revenues			EBITDAC			(Loss) Per Share
Segment	1st Q 13	1st Q 12	Chg	1st Q 13	1st Q 12	Chg	1st Q 13	1st Q 12	Chg
	(in millions)			(in millions)
Brokerage, as adjusted	$454.0	$383.0	19%	$82.9	$64.9	28%	$0.22	$0.18	22%
Gains on book sales	0.4	0.7		0.4	0.7		—	—
Heath Lambert integration	—	—		(3.0)	(4.0)		(0.02)	(0.02)
Workforce & lease termination	—	—		—	(2.8)		—	(0.01)
Acquisition related adjustments	—	—		—	—		(0.01)	—
Levelized foreign currency translation	—	1.6		—	(0.6)		—	—

Brokerage, as reported	454.4	385.3		80.3	58.2		0.19	0.15

Risk Management, as adjusted	152.1	137.5	11%	25.2	22.4	13%	0.10	0.09	11%
New Zealand earthquake claims administration	0.1	3.8		—	1.2		—	0.01
South Australia ramp up	1.4	—		1.3	—		0.01	—

Risk Management, as reported	153.6	141.3		26.5	23.6		0.11	0.10

Total Brokerage & Risk
Management, as reported	608.0	526.6		106.8	81.8		0.30	0.25
Corporate, as reported	66.1	20.2		(8.5)	(5.4)		0.02	(0.01)

Total Company, as reported	$674.1	$546.8		$98.3	$76.4		$0.32	$0.24

Management, as adjusted	$606.1	$520.5	16%	$108.1	$87.3	24%	$0.32	$0.27	19%

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Brokerage Segment First Quarter Highlights - The following tables provide non-GAAP information that management believes is helpful when comparing certain 2013 financial information with the same periods in 2012 (in millions):

Organic Revenues (Non-GAAP)		1st Q 13	1st Q 12
Base Commissions and Fees
Commissions as reported		$326.8	$272.0
Fees as reported		86.7	75.1
Less commissions and fees from acquisitions		(51.5)	—
Less disposed of operations		—	(0.3)
Levelized foreign currency translation		—	(1.4)

Organic base commissions and fees		$362.0	$345.4

Organic change in base commissions and fees		4.8%	3.2%

Supplemental Commissions
Supplemental commissions as reported		$17.3	$17.1
Less supplemental commissions from acquisitions		(1.6)	—

Organic supplemental commissions		$15.7	$17.1

Organic change in supplemental commissions		-8.2%	9.1%

Contingent Commissions
Contingent commissions as reported		$22.5	$19.0
Less contingent commissions from acquisitions		(3.5)	—

Organic contingent commissions		$19.0	$19.0

Organic change in contingent commissions		0.0%	-1.2%

Adjusted Compensation Expense and Ratio (non-GAAP)		1st Q 13	1st Q 12
Reported amounts		$287.7	$257.1
Heath Lambert integration		(1.3)	(2.8)
Workforce and lease termination related charges		—	(2.8)
Levelized foreign currency translation		—	(1.6)

Adjusted amounts		$286.4	$249.9

Adjusted ratios using adjusted revenues on page 1	*	63.1%	65.3%

*	Adjusted first quarter compensation ratio was 2.2 pts lower than the same period in 2012. The operating model of certain 2012 acquisitions produce lower compensation expense ratios and higher operating expense ratios in comparison to Gallagher’s other existing brokerage operations, which caused this ratio to decrease by 0.4 pts in 2013. This ratio was also impacted by headcount control of 2.3 pts, partially offset by salary increases of 0.5 pts and benefit inflation of 0.3 pts.

Adjusted Operating Expense and Ratio (non-GAAP)		1st Q 13	1st Q 12
Reported amounts		$86.4	$70.0
Heath Lambert integration		(1.7)	(1.2)
Levelized foreign currency translation		—	(0.6)

Adjusted amounts		$84.7	$68.2

Adjusted ratios using adjusted revenues on page 1	*	18.7%	17.8%

*	Adjusted first quarter operating expense ratio was 0.9 pts higher than the same period in 2012. The operating model of certain 2012 acquisitions produce lower compensation expense ratios and higher operating expense ratios in comparison to Gallagher’s other existing brokerage operations, which caused this ratio to increase by 0.3 pts in 2013. This ratio was also impacted by increases in office expenses of 0.3 pts and professional fees of 0.3 pts.

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Brokerage Segment First Quarter Highlights (continued)

Adjusted EBITDAC (non-GAAP)	1st Q 13	1st Q 12
Total EBITDAC—see page 9 for computation	$80.3	$58.2
Gains from books of business sales	(0.4)	(0.7)
Heath Lambert integration	3.0	4.0
Workforce and lease termination related charges	—	2.8
Levelized foreign currency translation	—	0.6

Adjusted EBITDAC	$82.9	$64.9

Adjusted EBITDAC change	27.7%	26.6%

Adjusted EBITDAC margin	18.3%	17.0%

The following is a summary of brokerage acquisition activity for 2013 and 2012:

	1st Q 13	1st Q 12
Shares issued for acquisitions and earnouts	—	2,472,000
Number of acquisitions closed	4	12
Annualized revenues acquired (in millions)	$5.0	$30.6

Risk Management Segment First Quarter Highlights—The following tables provide non-GAAP information that management believes is helpful when comparing certain 2013 financial information with the same periods in 2012 (in millions):

Organic Revenues (Non-GAAP)		1st Q 13	1st Q 12
Fees		$147.3	$136.2
International performance bonus fees		5.7	4.3

Fees as reported		153.0	140.5
Less fees from acquisitions		(0.8)	—
Less South Australia ramp up fees		(1.4)	—
Less New Zealand earthquake claims administration		(0.1)	(3.8)
Levelized foreign currency translation		—	(0.7)

Organic fees		$150.7	$136.0

Organic change in fees	*	10.8%	6.8%

*	Organic change in fees adjusted to exclude fees related to a new international client was 6.8% in first quarter 2013.

Adjusted Compensation Expense and Ratio (non-GAAP)		1st Q 13	1st Q 12
Reported amounts		$91.6	$85.4
New Zealand earthquake claims administration		—	(2.2)

Adjusted amounts		$91.6	$83.2

Adjusted ratios using adjusted revenues on page 1	*	60.2%	60.5%

*	Adjusted first quarter compensation ratio was 0.3 pts lower than the same period in 2012. This ratio was primarily impacted by headcount control, mostly offset by salary increases, incentive compensation and benefit inflation.

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Risk Management Segment First Quarter Highlights (continued)

Adjusted Operating Expense and Ratio (non-GAAP)		1st Q 13	1st Q 12
Reported amounts		$35.5	$32.3
New Zealand earthquake claims administration		(0.1)	(0.4)
South Australia ramp up costs		(0.1)	—

Adjusted amounts		$35.3	$31.9

Adjusted ratios using adjusted revenues on page 1	*	23.2%	23.2%

*	Adjusted first quarter operating expense ratio was flat compared to the same period in 2012. During third quarter 2012, a product was introduced that is primarily outsourced, the cost of which flows through operating expenses. The impact of this product was 1.1 pts on the quarter. Excluding the impact of this product, the adjusted first quarter operating expense ratio would have been 1.1 pts lower than the same period in 2012. This ratio was primarily impacted by rent savings of 0.6 pts and decreases in office expenses of 0.6 pts.

Adjusted EBITDAC (non-GAAP)	1st Q 13	1st Q 12
Total EBITDAC—see page 9 for computation	$26.5	$23.6
New Zealand earthquake claims administration	—	(1.2)
South Australia ramp up	(1.3)	—

Adjusted EBITDAC	$25.2	$22.4

Adjusted EBITDAC change	12.5%	14.3%

Adjusted EBITDAC margin	16.6%	16.3%

Corporate Segment First Quarter Highlights - The following table provides non-GAAP information that management believes is helpful when comparing 2013 operating results for the Corporate Segment with the same periods in 2012 (in millions):

	2013			2012
	Pretax Earnings (Loss)	Income Tax Benefit	Net Earnings (Loss)	Pretax Earnings (Loss)	Income Tax Benefit	Net Earnings (Loss)
1st Quarter
Interest and banking costs	$(11.9)	$4.8	$(7.1)	$(11.3)	$4.5	$(6.8)
Clean energy related	(0.9)	14.1	13.2	(2.2)	9.4	7.2
Acquisition costs	(1.0)	0.2	(0.8)	(0.6)	0.1	(0.5)
Corporate	(6.0)	2.7	(3.3)	(2.0)	0.8	(1.2)

	$(19.8)	$21.8	$2.0	$(16.1)	$14.8	$(1.3)

Debt, interest and banking - At March 31, 2013, Gallagher had $725.0 million of long-term borrowings outstanding under five private placement agreements, which are due and payable in various amounts in 2014 through 2023. Gallagher also maintains an unsecured line of credit of $500.0 million that expires July 14, 2014. There were $50.0 million of borrowings outstanding under Gallagher’s line of credit facility at March 31, 2013. On March 27, 2013, Gallagher committed to borrowing an additional $200.0 million of private placement debt, which will have a maturity of nine years and an interest rate of 3.69%. Gallagher anticipates that this transaction will close in June 2013.

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Corporate Segment First Quarter Highlights (continued)

Clean energy investments—During the first quarter 2013, Gallagher purchased a portion of certain investments which own clean-energy plants from a co-investor. The transaction resulted in a fair-value step-up-in-basis after-tax gain of $5.8 million.

The following provides certain information related to Gallagher’s investments in limited liability companies that own 29 refined coal production plants which produce refined coal using proprietary technologies owned by Chem-Mod. We believe these plants are qualified to receive refined coal tax credits under IRC Section 45 through 2019 for the 2009 Era Plants and through 2021 for the 2011 Era Plants. For investments where Gallagher has majority ownership interest, the investment’s underlying operations are consolidated.

		Gallagher’s Portion of Estimated
($ in millions)	Gallagher’s Tax-Effected Book Value At Mar 31, 2013	Additional Required Tax-Effected Capital Investment	Ultimate Annual After-tax Earnings *
Investments that own 2009 Era Plants
9 Under long-term production contracts	$7.0	$—	$25.0
3 In process of being moved to higher volume locations by late 2013	0.9	3.0	5.0
2 In early stages of negotiations for long-term production contracts	0.8	Not Estimable	Not Estimable
Investments that own 2011 Era Plants
7 Under long-term production contracts	14.9	—	48.0
2 Under long-term production contracts, estimated to resume production by August 2013	2.4	4.0	14.0
2 In late stages of negotiations for long-term production contracts, estimated to resume production by November 2013	0.7	2.0	6.0
4 In early stages of negotiations for long-term production contracts	1.5	Not Estimable	Not Estimable

*	Reflects management’s current best estimate of the ultimate future annual after-tax earnings based on production estimates from the host utilities. However, host utilities do not consistently utilize the refined fuel plants at ultimate production levels due to seasonal electricity demand, as well as many operational, regulatory and environmental compliance reasons.

Gallagher’s investment in Chem-Mod generates royalty income from clean energy plants owned by those limited liability companies in which it invests as well as refined coal production plants owned by other unrelated parties. Based on current production estimates provided by licensees, Chem-Mod could generate for Gallagher approximately $3.6 million of net after-tax earnings per quarter.

All estimates set forth above regarding the potential future earnings impact of our clean energy investments are subject to significant risks. Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for a more detailed discussion of these and other factors that could impact the information above.

Acquisition costs - Consists mostly of external professional fees and other due diligence costs related to acquisitions.

Corporate—Consists of overhead allocations mostly related to corporate staff compensation. First quarter 2013 expense is more than 2012 expense primarily due to increased incentive compensation, increased pension costs and increased costs incurred in connection with a biannual company-wide meeting.

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Income Taxes

Gallagher allocates the provision for income taxes to its Brokerage and Risk Management segments as if those segments were computing income tax provisions on a separate company basis. Gallagher historically has reported, and anticipates reporting for the foreseeable future, an effective tax rate of approximately 37% to 39% in both its Brokerage and Risk Management segments. Gallagher’s consolidated effective tax rate for the quarter ended March 31, 2013 and 2013 was 4.3% and 13.5%, respectively. Gallagher’s tax rate for first quarter 2013 was lower than the statutory rate and was lower than the same period in 2012 due to the amount of IRC Section 45 tax credits earned in 2013 compared to 2012.

Webcast Conference Call

Gallagher will host a webcast conference call on Wednesday, May 1, 2013 at 9:00 a.m. ET/8:00 a.m. CT. To listen to this call, please go to www.ajg.com. The call will be available for replay at such website for not less than 90 days.

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 19 countries and offers client-service capabilities in more than 140 countries around the world through a network of correspondent brokers and consultants.

Information Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, (i) statements regarding the amount of, and potential uses for, investment returns generated by Gallagher’s clean energy investments, (ii) our corporate income tax rate, (iii) the insurance premium rate environment, (iv) the strength of our clients’ businesses, (v) prospects for our acquisition strategy and pipeline, (vi) drivers of organic growth in the Brokerage and Risk Management segments and (vii) anticipated future results or performance of any segment or the Company as a whole.

Gallagher’s actual results may differ materially from those contemplated by the forward-looking statements. Readers are therefore cautioned against relying on any of the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following:

•	Risks and uncertainties related to Gallagher’s clean energy investments include uncertainties related to political and regulatory risks, including potential actions by Congress or challenges by the IRS eliminating or reducing the availability of tax credits under IRC Section 45 retroactively and/or going forward; the ability to maintain and find co-investors; the potential for divergent business objectives by co-investors and other stakeholders; plant operational risks, including supply-chain risks; utilities’ future use of, or demand for, coal; the market price of coal; the costs of moving a clean coal plant; intellectual property risks; and environmental risks—all of which could impact (i) and (ii) above; and

•	Changes in worldwide and national economic conditions (including an economic downturn and uncertainty regarding the European debt crisis), changes in premium rates and in insurance markets generally, changes in the insurance brokerage industry’s competitive landscape, our inability to identify appropriate acquisition targets at the right price, and the difficulties inherent in combining the cultures and systems of different companies could impact (iii)—(vi) above.

Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for a more detailed discussion of these and other factors that could impact its forward-looking statements. Any forward-looking statement made by Gallagher in this press release speaks only as of the date on which it is made. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

Information Regarding Non-GAAP Measures

In addition to reporting financial results in accordance with GAAP, this press release provides information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share (as adjusted) for the Brokerage and Risk Management segments, adjusted revenues, adjusted compensation and operating expenses, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue measures for each operating segment. These measures are not in accordance with, or an alternative to, the GAAP information provided in this press release. Gallagher’s management believes that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to Gallagher’s results of operations and financial condition. Gallagher’s industry peers may provide similar supplemental non-GAAP information related to organic revenues and EBITDAC, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information provided by Gallagher should be used in addition to, but not as a substitute for, the GAAP information provided. Certain reclassifications have been made to the prior year amounts reported in this press release in order to conform them to the current year presentation.

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Adjusted presentation—Gallagher believes that the adjusted presentations of the 2013 and 2012 information, presented in this earnings release, provides stockholders and other interested persons with useful information regarding certain financial metrics of Gallagher that may assist such persons in analyzing Gallagher’s operating results as they develop a future earnings outlook for Gallagher. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period.

•	Adjusted revenues and expenses - Gallagher defines these measures as revenues, compensation expense and operating expense, respectively, each adjusted to exclude gains realized from sales of books of business, Heath Lambert integration costs, New Zealand earthquake claims administration, South Australia ramp up fees/costs, workforce related charges, lease termination related charges, acquisition related adjustments and the impact of foreign currency translation, as applicable. Integration costs include costs related to transactions not expected to occur on an ongoing basis in the future once we fully assimilate the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition with our IT related systems.

•	Adjusted ratios—Adjusted compensation expense ratio and adjusted operating expense ratio are defined as adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

Earnings Measures—Gallagher believes that each of EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin and diluted net earnings per share (as adjusted) for the Brokerage and Risk Management segments, as defined below, provides a meaningful representation of its operating performance. Gallagher considers EBITDAC and EBITDAC margin as a way to measure financial performance on an ongoing basis. Adjusted EBITDAC, adjusted EBITDAC margin and diluted net earnings per share (as adjusted) for the Brokerage and Risk Management segments are presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

•	EBITDAC—Gallagher defines this measure as net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables.

•	EBITDAC margin—Gallagher defines this measure as EBITDAC divided by total revenues.

•	Adjusted EBITDAC—Gallagher defines this measure as EBITDAC adjusted to exclude gains realized from sales of books of business, Heath Lambert integration costs, earnout related compensation charges, workforce related charges, lease termination related charges, New Zealand earthquake claims administration costs, South Australia ramp up fees/costs, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable.

•	Adjusted EBITDAC margin—Gallagher defines this measure as adjusted EBITDAC divided by total adjusted revenues (defined above).

•	Diluted net earnings per share (as adjusted) for the Brokerage and Risk Management segments - Gallagher defines this measure as net earnings adjusted to exclude the after-tax impact of gains realized from sales of books of business, Heath Lambert integration costs, New Zealand earthquake claims administration, South Australia ramp up fees/costs, the impact of foreign currency translation, workforce related charges, lease termination related charges, acquisition related adjustments and adjustments to the change in estimated acquisition earnout payables divided by diluted weighted average shares outstanding.

Organic Revenues—Organic change in base commission and fee revenues excludes the first twelve months of net commission and fee revenues generated from acquisitions accounted for as purchases and the net commission and fee revenues related to operations disposed of in each year presented. These commissions and fees are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of Gallagher in both the current and prior year. In addition, change in organic growth excludes the impact of supplemental commission and contingent commission revenues and the period-over-period impact of foreign currency translation. The amounts excluded with respect to foreign currency translation are calculated by applying 2013 foreign exchange rates to the same periods in 2012. For the Risk Management segment, organic change in fee revenues excludes South Australia ramp up fees, New Zealand earthquake claims administration and the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability or are due to the limited-time nature of these revenue sources.

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These revenue items are excluded from organic revenues in order to determine a comparable measurement of revenue growth that is associated with the revenue sources that are expected to continue in 2013 and beyond. Gallagher has historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of its Brokerage and Risk Management segments. Gallagher also believes that using this measure allows readers of our financial statements to measure, analyze and compare the growth from its Brokerage and Risk Management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures—This press release includes tabular reconciliations to the most comparable GAAP measures, as follows: for EBITDAC (on page 9), for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share (on page 1), for organic revenue measures (on pages 2 and 3, respectively, for the Brokerage and Risk Management segments), for adjusted compensation and operating expenses and adjusted EBITDAC margin (on pages 2, 3 and 4, respectively, for the Brokerage and Risk Management segments). Reported compensation and operating expense ratios can be found in the supplemental quarterly data available at www.ajg.com.

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC—1st Qtr and Year Ended March 31,

(Unaudited—in millions except per share, percentage and workforce data)

	1st Q Ended	1st Q Ended
	Mar 31, 2013	Mar 31, 2012
Brokerage Segment
Commissions	$326.8	$272.0
Fees	86.7	75.1
Supplemental commissions	17.3	17.1
Contingent commissions	22.5	19.0
Investment income and gains realized on books of business sales	1.1	2.1

Revenues	454.4	385.3

Compensation	287.7	257.1
Operating	86.4	70.0
Depreciation	6.3	5.7
Amortization	29.0	20.5
Change in estimated acquisition earnout payables	4.4	2.5

Expenses	413.8	355.8

Earnings before income taxes	40.6	29.5
Provision for income taxes	16.0	11.8

Net earnings	$24.6	$17.7

EBITDAC
Net earnings	$24.6	$17.7
Provision for income taxes	16.0	11.8
Depreciation	6.3	5.7
Amortization	29.0	20.5
Change in estimated acquisition earnout payables	4.4	2.5

EBITDAC	$80.3	$58.2

	1st Q Ended	1st Q Ended
	Mar 31, 2013	Mar 31, 2012
Risk Management Segment
Fees	$153.0	$140.5
Investment income	0.6	0.8

Revenues	153.6	141.3

Compensation	91.6	85.4
Operating	35.5	32.3
Depreciation	4.4	3.9
Amortization	0.6	0.6

Expenses	132.1	122.2

Earnings before income taxes	21.5	19.1
Provision for income taxes	7.6	7.4

Net earnings	$13.9	$11.7

EBITDAC
Net earnings	$13.9	$11.7
Provision for income taxes	7.6	7.4
Depreciation	4.4	3.9
Amortization	0.6	0.6

EBITDAC	$26.5	$23.6

	1st Q Ended	1st Q Ended
	Mar 31, 2013	Mar 31, 2012
Corporate Segment
Revenues from consolidated clean coal facilities	$49.3	$15.7
Royalty income from clean coal licenses	10.0	5.3
Loss from unconsolidated clean coal facilities	(2.3)	(0.9)
Other net revenues	9.1	0.1

Revenues	66.1	20.2

Cost of revenues from consolidated clean coal facilities	58.1	17.7
Compensation	4.6	1.9
Operating	11.9	6.0
Interest	11.2	10.6
Depreciation	0.1	0.1

Expenses	85.9	36.3

Loss before income taxes	(19.8)	(16.1)
Benefit for income taxes	(21.8)	(14.8)

Net earnings (loss)	$2.0	$(1.3)

EBITDAC
Net earnings (loss)	$2.0	$(1.3)
Benefit for income taxes	(21.8)	(14.8)
Interest	11.2	10.6
Depreciation	0.1	0.1

EBITDAC	$(8.5)	$(5.4)

See “Information Regarding Non-GAAP Measures” on page 6 of 11.

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC—1st Qtr and Year Ended March 31,

(Unaudited—in millions except share and per share data)

	1st Q Ended	1st Q Ended
	Mar 31, 2013	Mar 31, 2012
Total Company
Commissions	$326.8	$272.0
Fees	239.7	215.6
Supplemental commissions	17.3	17.1
Contingent commissions	22.5	19.0
Investment income and gains realized on books of business sales	1.7	2.9
Revenues from clean coal activities	57.0	20.1
Other net revenues—Corporate	9.1	0.1

Revenues	674.1	546.8

Compensation	383.9	344.4
Operating	133.8	108.3
Cost of revenues from clean coal activities	58.1	17.7
Interest	11.2	10.6
Depreciation	10.8	9.7
Amortization	29.6	21.1
Change in estimated acquisition earnout payables	4.4	2.5

Expenses	631.8	514.3

Earnings before income taxes	42.3	32.5
Provision for income taxes	1.8	4.4

Net earnings	$40.5	$28.1

Diluted net earnings per share	$0.32	$0.24

Dividends declared per share	$0.35	$0.34

EBITDAC
Net earnings	$40.5	$28.1
Provision for income taxes	1.8	4.4
Interest	11.2	10.6
Depreciation	10.8	9.7
Amortization	29.6	21.1
Change in estimated acquisition earnout payables	4.4	2.5

EBITDAC	$98.3	$76.4

Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited—in millions except per share data)

	Mar 31, 2013	Dec 31, 2012
Cash and cash equivalents	$224.0	$302.1
Restricted cash	799.1	851.6
Premiums and fees receivable	1,050.6	1,096.1
Other current assets	227.7	179.7

Total current assets	2,301.4	2,429.5
Fixed assets—net	108.5	105.4
Deferred income taxes	258.5	251.8
Other noncurrent assets	319.6	283.3
Goodwill—net	1,468.3	1,472.7
Amortizable intangible assets—net	768.8	809.6

Total assets	$5,225.1	$5,352.3

Premiums payable to insurance and reinsurance companies	$1,728.3	$1,819.7
Accrued compensation and other accrued liabilities	343.4	306.7
Unearned fees	66.4	70.6
Other current liabilities	27.0	36.9
Corporate related borrowings—current	50.0	129.0

Total current liabilities	2,215.1	2,362.9
Corporate related borrowings—noncurrent	725.0	725.0
Other noncurrent liabilities	620.3	605.8

Total liabilities	3,560.4	3,693.7

Stockholders’ equity:
Common stock—issued and outstanding	126.8	125.6
Capital in excess of par value	1,086.5	1,055.4
Retained earnings	506.4	510.4
Accumulated other comprehensive loss	(55.0)	(32.8)

Total stockholders’ equity	1,664.7	1,658.6

Total liabilities and stockholders’ equity	$5,225.1	$5,352.3

See “Information Regarding Non-GAAP Measures” on page 6 of 11.

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Arthur J. Gallagher & Co.

Other Information and Notes

(Unaudited—data is rounded where indicated)

	1st Q Ended	1st Q Ended
	Mar 31, 2013	Mar 31, 2012
OTHER INFORMATION
Basic weighted average shares outstanding (000s)	126,165	116,376
Diluted weighted average shares outstanding (000s)	127,543	117,849
Common shares repurchased (000s)	—	—
Common shares issued for acquisitions and earnouts (000s)	—	2,472
Number of acquisitions closed	4	12
Annualized revenues acquired (in millions)	$5.0	$30.6
Workforce at end of period (includes acquisitions):
Brokerage	8,966	7,987
Risk Management	4,500	4,256
Total Company	13,760	12,532

Contact: Marsha Akin

Director - Investor Relations

630-285-3501 or marsha_akin@ajg.com

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